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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The viaLink Company

                  We consent to incorporation by reference in this registration statement on Form S-3 of The viaLink Company of our report dated February 3, 2000, except as to Note 13, which is as of March 1, 2000, relating to the balance sheet of The viaLink Company as of December 31, 1999, and the related statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1999 annual report on Form 10-KSB of The viaLink Company, and to the reference to our firm under the heading, "Experts" in the prospectus.

KPMG LLP



Dallas, Texas
February 19, 2001